Exhibit 10.42

[Thermo Electron Corporation Logo]
                                                                 Human Resources
                                                                      Memorandum
To:   Peter Hornstra

From: Anne Pol

Date: January 31, 2000

Re:   Thermo Electron Reorganization


At the meeting today, Dick Syron discussed the company's reorganization plans. These changes are critical for the long term health and success of Thermo Electron.

As you have heard, this transition will take up to two years to complete. To make the transition successfully, it is important that we retain your services during this period.

To provide you with incentive to support the company through this transition, Thermo Electron is offering you a transition bonus equal to 100% of your base salary. This bonus will be paid to you on January 1, 2002.

If you are offered a new position within the reorganized company or businesses that are spun off, you will be paid a prorated portion of this bonus equal to the percent of this transition period that you were in your present position.

Since this bonus will be considered income it will be subject to appropriate federal, state, city and other tax withholding requirements.

As always, your employment during this period will continue to be as an employee-at-will. If you elect to leave the company voluntarily Prior to December 31, 2001, you will forfeit this bonus.

If your employment is terminated during this transition period without cause, your transaction bonus will be paid to you at that time.

Termination of your employment for cause during this period (e.g. for gross personal misconduct, insubordination, misappropriation of funds, fraud, dishonesty, gross neglect of or failure to perform the duties reasonably required of you, or any conduct which is in willful violation of any applicable law or regulation pertaining to Thermo Electron) will also result in the forfeiture of this bonus.

I appreciate your past contributions to Thermo Electron and look forward to working with you as we reorganize our business to assure our future success. If you have any questions regarding any of the terms of this agreement, please do not hesitate to contact me.

Once you have read and understood the terms of this offer, please indicate your agreement by signing below on the line above your typewritten name, make a copy for your records and return the original document to Joe Momyer.

/s/ Peter Hornstra                                February 4, 2000
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Peter Hornstra